Exhibit 99.1

PRESS RELEASE

Press Release

Source: Coates International, Ltd.

Coates Signs Placement Agent Agreement to Target Institutional Investor Capital Markets

Thursday, January 3, 2008: FOR IMMEDIATE RELEASE

WALL TOWNSHIP, N.J.--(Business Wire) — Coates International, Ltd. (Coates) (OTCBB: COTE) – is very pleased to announce that on December 21, 2007, the Company entered into a placement agent agreement with Stonegate Securities, Inc. (“Stonegate”) to act as its placement agent.

Stonegate has a demonstrated record for assisting companies raise new capital from institutional type investors.  Barry C. Kaye, Director and CFO, stated “this opportunity to become a viable participant in the institutional investor capital markets represents a very positive way to move into the New Year. We will initially be seeking approximately $10-$30 million of new capital during the first quarter of 2008 to provide us with sufficient working capital for our enthusiastic plan to ramp up production of our Coates Spherical Rotary Valve (CSRV) engine generators.  Our marketing strategy is to first install our CSRV engine generators in the field, thereby enabling us to pursue a branding program designed to achieve worldwide recognition of our CSRV technology. This in turn will enable us to attract new opportunities for licensing our technology. We believe that being a participant in the institutional investor capital markets is also an important stepping stone for carrying out our longer term business plans in an orderly and timely manner. With the new low emission and fuel consumption legislation signed by President Bush, management believes the time has come for the implementation of the Coates CSRV Engine on a worldwide scale.

The agreement is for an initial ninety (90) day period in which Stonegate shall be the Company’s exclusive placement agent (“Exclusivity Period”), and thereafter the agreement shall be non-exclusive until cancelled by either party on ten (10) days written notice.  During the Exclusivity Period, Stonegate has the exclusive right to identify for the Company prospective purchasers in one or more placements of debt and/or equity securities to be issued by the Company, the type and dollar amount being as mutually agreed to by the Parties (the “Securities”).  After the Exclusivity Period as the non-exclusive placement agent to the Company, Stonegate will have the non-exclusive right during the Contract Period to identify for the Company prospective Purchasers in one or more Placements of Securities, the type and dollar amount being as mutually agreed to by the Parties.

About Coates International, Ltd.:  Coates has recently completed final refinements to a patented spherical rotary valve CSRV Industrial Internal Combustion Engine developed over a period of more than 6 years and other CSRV applications over 10 years. The underlying CSRV technology was invented by George J. Coates and his son Gregory. The CSRV system is adaptable to combustion engines of many types. This technology is currently adapted to a number of practical applications including industrial generators powered by engines incorporating the CSRV technology and designed to run on flare-off gas from oil wells, landfill gas and raw natural gas. The company is actively engaged in planning for production and rollout of these engines.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the SEC. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact:
Coates International, Ltd.
Susan Alpert, 732-449-7717
info@coatesengine.com
www.coatesengine.com